Exhibit (a)(1)(F)

This announcement is not an offer to purchase or a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 17, 2014 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where the applicable laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by Citigroup Global Markets Inc. (the “Dealer Manager”) or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Share Purchase Rights)

of

Gentiva Health Services, Inc.

at

$14.50 Net per Share

by

Kindred Healthcare Development 2, Inc.

a wholly owned subsidiary of

Kindred Healthcare, Inc.

Kindred Healthcare Development 2, Inc. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Kindred Healthcare, Inc., a Delaware corporation (“Kindred”), is offering to purchase all outstanding shares of common stock, par value $0.10 per share (the “Common Stock”), of Gentiva Health Services, Inc., a Delaware corporation (“Gentiva”), together with the associated preferred share purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) for $14.50 per Share, net to the seller in cash, without interest and less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated June 17, 2014 (the “Offer to Purchase”) and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON JULY 16, 2014, UNLESS THE OFFER IS EXTENDED.

The purpose of the Offer is to acquire the entire equity interest in Gentiva. The Purchaser currently intends, promptly following consummation of the Offer, to seek to acquire all remaining Shares in a merger with Gentiva (the “Proposed Merger”). Pursuant to the Proposed Merger, each then outstanding Share other than Shares owned by Kindred or the Purchaser (or their respective subsidiaries) or any Share with respect to which appraisal rights have been properly exercised, would be converted into the right to receive an amount in cash equal to the price per Share paid in the Offer.

The Offer is being made without the prior approval of Gentiva’s board of directors.

The consummation of the Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer a number of Shares which, together with the Shares then owned by Kindred and its subsidiaries, represents at least a majority of all then outstanding Shares (the “Minimum Tender Condition”), (ii) Kindred, the Purchaser and Gentiva having entered into a definitive merger agreement with respect to the acquisition of Gentiva by Kindred providing for a second step merger pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Gentiva surviving as a wholly owned subsidiary of Kindred, without the requirement for approval of any stockholder of Gentiva, to be effected as soon as practicable following the consummation of the Offer, (iii) Gentiva’s board of directors (the “Gentiva Board”) having approved the Offer under Section 203 of the DGCL or the Purchaser being satisfied, in its reasonable judgment, that

Section 203 of the DGCL is inapplicable to the Offer and the Proposed Merger of Gentiva and the Purchaser as described herein, (iv) the Gentiva Board having redeemed the Rights associated with the Shares or the Purchaser being satisfied, in its reasonable judgment, that Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger as described herein, (v) the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), having expired or been terminated as described herein (the “Antitrust Condition”) and (vi) Gentiva not being a party to any agreement or transaction having the effect of impairing, in the reasonable judgment of the Purchaser, the Purchaser’s or Kindred’s ability to acquire the Shares or Gentiva or otherwise diminishing the expected value to Kindred of the acquisition of Gentiva.

If, at the time the Offer is scheduled to expire, the Minimum Tender Condition is satisfied, but not all of the other conditions to the Offer are satisfied, the Purchaser currently intends to amend the terms of the Offer to reduce the number of Shares subject to the Offer to a number equal to 14.9% of the outstanding Shares (or, if the Antitrust Condition has not then been satisfied, such lower percentage as would not require the expiration or termination of any waiting period under the HSR Act) and extend and waive certain conditions to the Offer. If the Purchaser so reduces the number of Shares subject to the Offer, the Purchaser will provide holders of Shares with supplemental information, return all previously tendered Shares and extend the Offer for a period of at least 10 business days.

The consummation of the Offer is not conditioned on Kindred or the Purchaser obtaining financing.

The term “Expiration Date” means 5:00 p.m., New York City time, on July 16, 2014, unless the Purchaser, in its sole discretion, extends the period during which the Offer is open, in which event the term “Expiration Date” means the time and date at which the Offer, as so extended, shall expire. Any extension of the Offer will be followed as promptly as practicable by a public announcement thereof. Such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer, the Purchaser may, in its sole discretion, but is not obligated to, provide a subsequent offering period of at least three business days to permit additional tenders of Shares. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment. The Purchaser does not currently intend to provide a subsequent offering period, although the Purchaser reserves the right to do so.

For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice of its acceptance to the Depositary. Payment for Shares accepted for payment pursuant to the Offer will be made only after valid tender of the Shares, such valid tender occurring when (i) the Depositary receives at one of its addresses set forth on the back cover of the Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal or Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described in the Offer to Purchase (and a confirmation of such delivery including an Agent’s Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described in the Offer to Purchase is complied with.

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter, such tenders are irrevocable, except that they may be withdrawn after August 16, 2014, unless such Shares have been accepted for payment as provided in the Offer to Purchase. To withdraw tendered Shares, a written, telegraphic, telex or facsimile transmission notice of withdrawal with respect to such Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the certificates evidencing the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution (as defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares.

The receipt of cash by U.S. Holders (as defined in the Offer to Purchaser) in exchange for Shares pursuant to the Offer, during a subsequent offering period or in the Proposed Merger will generally be a taxable transaction for U.S. federal income tax purposes. Stockholders should consult their tax advisors about the particular effect the proposed transactions will have on their Shares and the tax consequences to them of participating in the Offer or the Proposed Merger (including the application and effect of any state, local or foreign income and other tax laws).

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase and the related Letter of Transmittal and is incorporated herein by reference.

A request is being made to Gentiva for the use of its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The Offer to Purchase and the related Letter of Transmittal contain important information. Stockholders should carefully read both in their entirety before any decision is made with respect to the Offer.

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at the respective telephone numbers and addresses set forth below. Additional copies of the Offer to Purchase and the related Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies, and such copies will be furnished promptly at the Purchaser’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokerage Firms, Please Call:

(212) 269-5550

All Others Call Toll Free:

(800) 859-8508

Email:

gentivaoffer@dfking.com

The Dealer Manager for the Offer is:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

(212) 816-6532

June 17, 2014

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